Exhibit (c)(2)

July 30, 2014 Project Fusion Special Committee Discussion Materials

These discussion materials, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Conflicts Committee of the Board of Directors (the “Committee”) of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners, L.P. (the “Company”) by Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with TudorPickering in connection therewith. The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose without TudorPickering’s express prior written consent. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Board or Directors of the Company (the “Board”), the Company nor TudorPickering takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without TudorPickering’s express prior written consent. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to TudorPickering as of, the date of the materials. Although subsequent developments may affect the contents of the materials, TudorPickering has not undertaken, and is under no obligation, to update, revise or reaffirm the materials. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Committee, the Board, the Company or any other party to proceed with or effect the Transaction. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, the Board, the Company, any security holder of the Company or any other person as to how to vote or act with respect to any matter relating to the Transaction or whether to buy or sell any assets or securities of any company. TudorPickering’s only opinion will be the opinion, if any, that is actually delivered to the Committee in connection with the Transaction. The materials may not reflect information known to other professionals in other business areas of TudorPickering and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. TudorPickering has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and TudorPickering expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Committee (including, without limitation, regarding the methodologies to be utilized), and TudorPickering does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. TudorPickering has assumed and relied upon the accuracy and completeness of the financial and other information provided to or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security. The materials do not constitute a commitment by TudorPickering or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, TudorPickering and certain of its affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. TudorPickering provides mergers and acquisitions, restructuring and other advisory services to clients. TudorPickering’s personnel may make statements or provide advice that is contrary to information contained in the materials. TudorPickering’s or its affiliates’ proprietary interests may conflict with the Company’s interests. TudorPickering may have advised, may seek to advise and may in the future advise companies mentioned in the materials. Disclaimer 2

Situation Analysis Financial Analysis Financial Analysis of Electron Financial Analysis of Transaction Consideration Pro Forma Impact Appendix Table of Contents 3

I. Situation Analysis 4

Executive Summary

Transaction Overview

- Ion acquires 100% of Electron, Proton and Neutron leaving Ion as the sole public entity
- Acquisition of Electron and Proton funded with ~88% equity and ~12% debt
  - Neutron to be funded with 100% equity
  - Aggregate new Ion debt of $4.2 billion
  - Pro forma Ion leverage of ~5.5x — expecting to receive investment grade rating
- Pro forma Ion 2015E dividend of $2.00 per share forecast to grow 10% per year through 2020
- Shares of Electron, Proton and Neutron owned by Ion to be extinguished

Proposal to Electron

- Ion acquires Electron units for $39.50 per unit, representing a 10.0% premium to 7/25/14 unit price of $35.91[(1)]
  - Electron unitholders will receive the below consideration (the "Transaction Consideration"):
    - 0.9210 Ion shares per Electron unit, based on Ion share price of $37.90 as of 7/25/14[(1)]
    - $4.60 cash per Electron unit
- Existing Electron debt estimated as of 12/31/14 of ~$4.8 billion assumed by Ion
- Both the stock and cash portions of the Transaction Consideration are taxable to Electron unitholders
- Electron public unitholders to own ~6.0% of pro forma Ion

(1) Original proposal provided based on 7/16/14 closing prices.

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Side by Side Analysis – Management Model

	Status Quo - Electron		Status Quo - Proton (incl Neutron)		Status Quo - Ion (Consolidated)		Status Quo - Ion (Unconsolidated)		Pro Forma Ion
	As of 7/25/2014	As of 12/31/2014	As of 7/25/2014	As of 12/31/2014	As of 7/25/2014	As of 12/31/2014	As of 7/25/2014	As of 12/31/2014	As of 12/31/2014
Current Share Price	$35.91		$84.36		$37.90		$37.90		$37.90
Implied Market Cap [1]	$11,548	$11,301	$70,801	$67,743	$38,958	$39,273	$38,958	$39,273	$80,648
Implied Enterprise Value [2]	16,281	16,065	93,220	89,944	115,066	116,163	48,969	48,840	121,465
EV / EBITDA									
2014E	13.6x		15.7x		15.6x		16.7x		NA
2015E	13.1x		14.2x		14.4x		15.9x		15.2x
2016E	13.0x		12.4x		12.9x		14.4x		13.6x
Price / DCF per LP Unit [3]									
2014E	13.7x		15.2x		22.0x		22.0x		NA
2015E	13.6x		14.7x		20.6x		20.6x		16.8x
2016E	13.9x		13.7x		19.0x		19.0x		15.4x
Distribution Yield [3]									
Current	7.2%		6.6%		4.5%		4.5%		NA
2014E	7.2%		6.6%		4.5%		4.5%		NA
2015E	7.2%		6.9%		4.9%		4.9%		5.8%
2016E	7.2%		7.3%		5.3%		5.3%		6.4%
Leverage Stats									
2014 YE Debt / 2014 EBITDA	4.0x		3.7x		5.0x		3.3x		NA
2015 YE Debt / 2015 EBITDA	4.3x		3.7x		5.0x		3.2x		5.6x
2014 Distribution Coverage Ratio	1.01x		0.99x		1.00x		1.00x		NA
2015 Distribution Coverage Ratio	1.02x		0.98x		1.00x		1.00x		1.1x
% of CF that goes to IDRs [3]	26%		41%		NA		NA		NA
EBITDA Growth									
2014 - 2016 CAGR	2.1%		12.3%		9.9%		7.7%		10.0%
2014 - 2018 CAGR	5.8%		12.6%		11.0%		9.6%		11.1%
DCF / LP Unit Growth [3]									
2014 - 2016 CAGR	(0.7%)		5.1%		7.7%		7.7%		19.8%
2014 - 2018 CAGR	1.9%		5.7%		6.6%		6.6%		15.2%
Distribution / LP Unit Growth [3]									
2014 - 2016 CAGR	0.0%		5.2%		7.7%		7.7%		19.8%
2014 - 2018 CAGR	1.7%		5.7%		6.6%		6.6%		15.2%
Parent Ownership	40.0%		9.2%		NA		NA		NA

Source: "Project Fusion Model v07.16.14" as provided by Management, FactSet.

(1) Values GP and IDR cash flow at LP yield for both Electron and Proton. PF Ion market cap calculated using SQ Ion share price of $37.90.

(2) Implied Enterprise Value for Status Quo Ion (Consolidated) includes market value of units held by public Electron and Proton unitholders and excludes ~317 million warrants with a strike price of $40.00 each. Consolidated metrics include full EBITDA and debt at Electron and Proton. Metrics as of 12/31/14 are based on unit/share counts and debt balances as of that date.

(3) DCF/unit, Distribution/unit and % of CF that goes to IDRs for Proton include givebacks for Copano acquisition, per management model.

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Financial Forecast Comparison

Management vs. Wall Street Consensus

($ in millions, except per share / unit data)

	Wall Street Consensus			Management Estimates			Delta		
Electron	2014E	2015E	2016E	2014E	2015E	2016E	2014E	2015E	2016E
EBITDA	$1,178	$1,261	$1,297	$1,198	$1,240	$1,249	($20) / (1.7%)	$21 / 1.7%	$48 / 3.8%
DCF/Unit	2.72	2.75	2.67	2.62	2.63	2.58	$0.10 / 3.8%	$0.11 / 4.3%	$0.09 / 3.4%
Distribution/Unit	2.60	2.60	2.60	2.60	2.60	2.60	-	-	-

	Wall Street Consensus			Management Estimates			Delta		
Proton	2014E	2015E	2016E	2014E	2015E	2016E	2014E	2015E	2016E
EBITDA	$5,791	$6,477	$7,018	$5,943	$6,561	$7,491	($152) / (2.6%)	($85) / (1.3%)	($473) / (6.3%)
DCF/Unit	5.65	6.01	6.28	5.57	5.73	6.15	$0.08 / 1.5%	$0.27 / 4.8%	$0.13 / 2.2%
Distribution/Unit	5.58	5.83	6.03	5.58	5.83	6.18	-	-	($0.15) / (2.4%)

	Wall Street Consensus			Management Estimates			Delta		
Ion	2014E	2015E	2016E	2014E	2015E	2016E	2014E	2015E	2016E
EBITDA [(1)]	$7,004	$7,398	$7,459	$7,382	$7,993	$8,911	($378) / (5.1%)	($594) / (7.4%)	($1,452) / (16.3%)
CFPS	1.74	1.87	2.05	1.72	1.84	2.00	$0.02 / 1.2%	$0.03 / 1.8%	$0.05 / 2.7%
Dividend/Share	1.72	1.86	2.02	1.72	1.84	2.00	$0.00 / 0.0%	$0.02 / 1.0%	$0.02 / 1.2%

Source: Wall Street Consensus based off analysts' guidance provided by FactSet as of 7/16/2014. Management estimates per "Project Fusion Model v07.16.14" as provided by Management.
(1) Represents fully consolidated EBITDA.

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Indexed Unit Price Performance Since Electron IPO 3-years Since Electron Parent / Former Parent Merger Ann. 2014 Year-to-date 8 ___________________________________ Source: FactSet as of 7/25/2014. Note: Equal weighted, total return (dividends reinvested and calculated using ex-dates). Electron Peer Group: EEP, ETP, KMP, OKS, SEP, TCP and WPZ. 162% 164% 168% 157% 52% 23% 67% 39% 52% 52% 12% 72% 40% 58% 13% 4% 16% 8% 8% Electron Peer Group Electron Alerian MLP Index Ion Proton 70% 80% 90% 100% 110% 120% 130% Jan-14 Feb-14 Mar-14 Apr-14 May-14 Jun-14 Jul-14 80% 100% 120% 140% 160% 180% 200% Jul-11 Oct-11 Jan-12 Apr-12 Jul-12 Oct-12 Jan-13 Apr-13 Jul-13 Oct-13 Jan-14 Apr-14 Jul-14 80% 100% 120% 140% 160% 180% 200% Oct-11 Feb-12 Jun-12 Oct-12 Feb-13 Jun-13 Oct-13 Feb-14 Jun-14

Electron Selected Company Metrics

($ in millions, except per unit data)

A	B	C	D	E	F	G	H	I	J	K	L	M	N	O	P
				Distribution Yield						Dist. Growth	Price(3)		Enterprise Value(4)		Net Debt
		Total Equity					Current %	Current	Current	Current to	DCF/Unit		EBITDA		2014E
Company	Unit Price	Market Value[1]	Enterprise Value	LQA	2014E	2015E	of Dist. to IDR	Breakeven Yield[2]	Tier (LP / GP)	2016E CAGR	2014E	2015E	2014E	2015E	EBITDA
Enbridge Energy Partners LP	$35.39	$15,164	$22,492	6.1%	6.3%	6.6%	0%	6.1%	100 / 0	4%	15.7x	15.3x	15.0x	12.8x	3.4x
Energy Transfer Partners LP	59.04	31,695	53,975	6.3%	6.5%	6.8%	36%	9.8%	51 / 49	5%	12.8x	14.1x	12.4x	11.7x	4.0x
Kinder Morgan Energy Partners LP	84.36	70,801	93,220	6.6%	6.6%	6.9%	44%	11.8%	50 / 50	4%	15.0x	14.3x	16.1x	14.4x	3.8x
ONEOK Partners LP	57.72	20,571	24,680	5.2%	5.3%	5.7%	29%	7.2%	50 / 50	9%	17.0x	16.4x	15.2x	13.6x	3.3x
Spectra Energy Partners LP	52.84	18,958	23,495	4.2%	4.3%	4.7%	19%	5.2%	50 / 50	10%	18.7x	18.5x	15.3x	14.0x	3.8x
TC Pipelines Partners LP	52.95	3,386	4,149	6.3%	6.1%	6.1%	1%	6.4%	85 / 15	3%	14.8x	15.1x	12.0x	10.5x	4.4x
Williams Partners LP	53.04	36,309	46,809	6.9%	7.0%	7.4%	30%	9.9%	50 / 50	6%	16.8x	12.8x	15.5x	12.5x	3.3x
Median		$20,571	$24,680	6.3%	6.3%	6.6%	29%	7.2%		5%	15.7x	15.1x	15.2x	12.8x	3.8x
Mean		28,126	38,403	6.0%	6.0%	6.3%	23%	8.1%		6%	15.8x	15.2x	14.5x	12.8x	3.7x
Min		$3,386	$4,149	4.2%	4.3%	4.7%	0%	5.2%		3%	12.8x	12.8x	12.0x	10.5x	3.3x
Max		70,801	93,220	6.9%	7.0%	7.4%	44%	11.8%		10%	18.7x	18.5x	16.1x	14.4x	4.4x
Electron[1]	$35.91	$11,548	$16,281	7.2%	7.2%	7.2%	26%	9.8%	50 / 50	0%	13.3x	13.2x	13.8x	12.9x	4.0x

Source: Company filings, FactSet, Wall Street research, as of 7/25/2014.

(1) GP & IDRs valued at LP yield.

(2) Breakeven yield refers to MLP yield divided by one minus the percentage of cash flows entitled to owners of the incentive distribution rights.

(3) Cash distributed to incentive distribution rights based on the current LP distribution per LP unit.

(4) EBITDA multiples based on FactSet Wall Street median estimates. DCF/unit multiples based on Wall Street research reports.

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II. Financial Analysis 10

A. Financial Analysis of Electron 11

2014E – 2018E forecast per detailed Management projections 2019E – 2023E forecast per Management guidance 5% EBITDA growth (2% baseline, 3% capex growth) Maintenance capex equal to 3.25% of EBITDA 7.0x growth capex multiple Growth capex funded with 50% equity and 50% debt Status Quo Electron Financial Overview 12 Management Financial Forecast Management Model Assumptions __________________________________ Source: “Project Fusion Model v07.16.14” as provided by Management, Barclay’s “Project Fusion – Discussion Materials” presentation, dated 7/17/2014, company filings, Wall Street Research. 2012A and 2013A weighted average LP units outstanding per Electron 10K. Issuances assume a unit price based on 8% yield per the Management model and no equity issuance discount. ($ in millions, except per unit amounts) (1) CAGR 2012A 2013A 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 14 - '18 14 - '23 EBITDA $1,073 $1,113 $1,198 $1,240 $1,249 $1,441 $1,499 $1,574 $1,653 $1,735 $1,822 $1,913 5.8% 5.3% Capex Maintenance Capex $46 $39 $47 $47 $47 $48 $48 $51 $54 $56 $59 $62 0.5% 3.1% Growth Capex 65 111 1,141 648 1,090 406 111 331 347 364 383 402 (44.1%) (10.9%) Total $111 $150 $1,188 $695 $1,137 $453 $159 $382 $401 $421 $442 $464 (39.5%) (9.9%) Distributable Cash Flow $731 $776 $827 $861 $861 $996 $1,041 $1,103 $1,168 $1,236 $1,307 $1,382 5.9% 5.9% Distribution Coverage Ratio 1.10x 1.01x 1.01x 1.02x 0.99x 1.03x 1.02x 1.02x 1.02x 1.02x 1.02x 1.02x DCF / LP Unit $2.82 $2.62 $2.62 $2.63 $2.58 $2.78 $2.83 $2.92 $3.01 $3.09 $3.18 $3.28 1.9% 2.5% Distributions / LP Unit 2.25 2.55 2.60 2.60 2.60 2.73 2.78 2.87 2.96 3.05 3.14 3.23 1.7% 2.5% Wtd. Avg. LP Units Outstanding 211 217 226 234 240 250 256 259 263 268 273 278 3.1% 2.3% Debt & Credit Statistics Total Debt $4,339 $4,248 $4,764 $5,301 $6,103 $6,035 $6,108 $6,273 $6,447 $6,629 $6,820 $7,021 6.4% 4.4% Debt / EBITDA 4.0x 3.8x 4.0x 4.3x 4.9x 4.2x 4.1x 4.0x 3.9x 3.8x 3.7x 3.7x Other Equity Issuance (2) $279 $87 $462 $131 $263 $394 $0 $165 $174 $182 $191 $201

Select Comparable Transactions

($ in millions, except per unit data)

A	B	C	D	E	F
Date Announced	Acquirer	Target	% of Target Owned by Acquiror Prior to the Transaction	Transaction Value ($MM)	FY 1/NTM EBITDA Multiple
10/22/13	Plains All American Pipeline LP	Plains Natural Gas Storage LP	46%	$2,193	17.3x
10/10/13	PVR Partners LP	Regency Energy Partners LP	-	5,454	13.8x
5/6/13	Crestwood Midstream Partners LP	Inergy Midstream LP	-	2,671	14.9x
1/29/13	Kinder Morgan Energy Partners LP	Copano Energy LLC		4,850	13.5x
10/17/11	Kinder Morgan Inc.	El Paso Corporation	-	37,255	10.9x
6/16/11	Energy Transfer Equity LP	Southern Union Co.	-	9,120	10.3x
4/29/11	Enterprise Products Partners	Duncan Energy Partners	58%	3,443	10.0x
5/24/10	Williams Partners, L.P.	Williams Pipeline Partners L.P.	-	926	11.7x
6/29/09	Enterprise Product Partners LP	TEPPCO Partners LP	-	6,366	11.3x
6/12/06	Plains All American Pipeline LP	Pacific Energy Partners LP	-	2,029	14.0x
11/1/04	Valero LP	Kaneb Pipeline Partners LP	-	2,772	13.8x
12/15/03	Enterprise Products Partners LP	GulfTerra Energy Partners LP	-	5,085	10.7x
Median				$4,146	12.6x
Mean				$6,847	12.7x
Min				$926	10.0x
Max				$37,255	17.3x

Source: Company press releases, IHS Herold, Wall Street research.
Note: Includes U.S., corporate midstream transactions greater than $500mm beginning 1/1/2003. Excludes dropdowns and asset transactions.

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Present Value of Future Electron Unit Price Distributions / Unit 1/1/2015 valuation date 8-year discounted distribution per unit analysis Includes the present value of: Distributions to unitholders through 2022E (total of 8 years) Terminal unit value based on a 5% - 8% terminal yield on 2022E distributions Cost of equity: 13% - 15% Mid-year convention for discounting Assumptions Valuation Sensitivities 14 Implied Unit Price (Pre-Tax) Terminal Yield 8% 7% 6% 5% 13% $29.01 $31.11 $33.93 $37.86 14% $27.57 $29.54 $32.16 $35.82 15% $26.23 $28.07 $30.51 $33.93 Cost of Equity

Present Value of Future Electron Unit Price Cash Available for Distributions to LP Unitholders 1/1/2015 valuation date 8-year discounted cash available for distribution to LP unitholders analysis Includes the present value of: Cash available for distribution to LP unitholders through 2022E (total of 8 years) Terminal unit value based on a 13x – 17x DCF multiple on 2023E DCF/unit Cost of equity: 13% - 15% Mid-year convention for discounting Assumptions Valuation Sensitivities 15 Implied Unit Price (Pre-Tax) Forward DCF Multiple 13x 15x 17x 13% $30.44 $32.90 $35.37 14% $28.91 $31.21 $33.51 15% $27.49 $29.63 $31.77 Cost of Equity

Analysis at Various Prices 16 ($ in millions, except per unit data) __________________________________ Source: Management model, FactSet, Wall Street research, as of 7/25/2014. GP & IDRs valued at LP yield. Premium applied to the LP value only. Unit count estimated as of 12/31/2014 per Management model. Debt as of 12/31/2014 per Management model. Electron Peer Group: EEP, ETP, KMP, OKS, SEP, TCP and WPZ. Based on select comparable transactions for Electron. Electron Premium to Current Unit Price Median Comps Metric 10.0% 12.5% 15.0% 17.5% 20.0% Trading (3) Transaction (4) Implied Unit Price $39.50 $40.40 $41.30 $42.19 $43.09 Implied Total Equity Value (1) $12,450 $12,658 $12,866 $13,075 $13,283 $20,571 - Implied Enterprise Value (2) $17,214 $17,422 $17,630 $17,838 $18,047 $24,680 $4,146 Consideration Cash $4.60 $4.60 $4.60 $4.60 $4.60 Stock 34.91 35.80 36.70 37.60 38.50 Exchange Ratio 0.9210x 0.9447x 0.9684x 0.9920x 1.0157x EV / EBITDA 2014E $1,198 14.4x 14.5x 14.7x 14.9x 15.1x 15.2x 12.6x 2015E 1,240 13.9x 14.1x 14.2x 14.4x 14.6x 12.8x - 2016E 1,249 13.8x 13.9x 14.1x 14.3x 14.4x 11.7x - Price / Distributable Cash Flow per LP Unit 2014E $2.62 15.1x 15.4x 15.8x 16.1x 16.5x 15.7x - 2015E 2.63 15.0x 15.4x 15.7x 16.0x 16.4x 15.1x - Distributions per Unit / Price Current LQA $2.60 6.6% 6.4% 6.3% 6.2% 6.0% 6.3% - 2014E 2.60 6.6% 6.4% 6.3% 6.2% 6.0% 6.3% - 2015E 2.60 6.6% 6.4% 6.3% 6.2% 6.0% 6.6% -

B. Financial Analysis of Transaction Consideration 17

Pro Forma Ion Model Assumptions 18 Purchase Price Ion purchases all of the publicly owned equity in Electron, Proton and Neutron on 1/1/15 Proton and Electron purchased at 10% premium Neutron purchased at Proton price All share / unit prices as of 7/25/2014 Estimated year-end 2014 share / unit counts are utilized Transaction Financing Ion finances Proton and Electron acquisitions with ~88% equity / ~12% debt Assumes outstanding Proton and Electron debt $4.0 billion of new acquisition debt issued at 4.75% interest rate Ion finances the Neutron acquisition with 100% equity $200 million of transaction expenses paid for with debt (4.75%) Taxes Assumes Ion steps-up the value of the assets at Proton and Electron for tax purposes Step-up calculated based on 8/8ths value of Proton and Electron units plus debt outstanding, multiplied by percentage of common units owned by the public; purchase of Neutron does not receive tax basis step-up Depreciable base excludes an estimated $3.0 billion of non-depreciable assets Asset values attributable to Ion’s current ownership in Proton and Electron retain current proportional inside basis plus basis for 2014 growth capex Annual tax depreciation on asset step-up calculated using a straight-line ~13.7-Year schedule(1) Annual tax depreciation on growth and maintenance capex and current inside basis calculated using a 15-Year MACRs schedule Citrus and NGPL cash flows are shielded 80% Plantation dividends of $60 million are shielded 70% $4 million of Ion sustaining capex is 100% expensed for tax purposes 40% of maintenance capex is expensed for tax purposes All interest expense fully expensed Includes $360 million per year of remedial income for tax purposes Assumes 36.5% tax rate Equity, Debt & Capex Assumes 2015 – 2023 Proton / Electron debt maturities are refinanced at Ion at 4.75% interest rate (steps up to 5.75% over time) Ion funds growth capex with $4.0 billion in aggregate equity issuance from 2016 – 2017 and funds the remaining growth capex with debt and retained internally generated cash flow, subsequently 2017 equity issuance reduced by ~$260 million of monies not paid out due to warrant dilution Debt issuance assumes 4.75% interest rate (rate steps up to 5.75% over time) Assumes pro forma Ion warrant conversion into ~68 million Ion shares calculated assuming 298 million warrants outstanding with a strike price of $40.00 and Ion share price at conversion of $51.87 (4.5% yield) Other Ion 2015 dividend of $2.00 with a 10% dividend growth rate through 2020 (excess cash used to repay debt) Assumes $20 million in synergies comprised primarily of savings of public company expenses due to consolidation __________________________________ Source: “Project Fusion Model v07.16.14” as provided by Management, Barclays Project Fusion presentation received 7/18/14. Note: All assumptions per Management. (1) Assumes approximately 13.7 years of depreciable life, which is the average life of the various components that make-up the depreciable base. The actual depreciable life will vary when the depreciable base allocation is completed.

Summary of Potential Consolidation Pro Forma Capitalization (As of January 1, 2015) Pro Forma Ownership Sources & Uses 19 __________________________________ Source: “Project Fusion Model v07.16.14” as provided by Management, Barclay’s “Project Fusion – Discussion Materials” presentation, dated 7/16/2014. Based on 7/25/2014 Ion share price of $37.90. ($ in millions) Amount % of Total Cap New Ion Debt $4,200 3% Assumed Proton Debt 22,201 18% Assumed Electron Debt 4,764 4% Existing Ion Debt 9,652 8% Total Debt $40,816 34% New Ion Shares (1) $41,375 34% Existing Ion Shares (1) 39,273 32% Total Capitalization $121,465 100% Share Count (MM) % Ownership Rich Kinder 245 11.5% Other Insiders 124 5.8% Proton / Neutron Owned by Insiders 6 0.3% Electron Owned by Insiders 0 0.0% Total Insider Ownership 375 17.6% Current Ion Public 669 31.4% Proton Public Unitholders 667 31.4% Neutron Public Unitholders 289 13.6% Electron Public Unitholders 128 6.0% Total 2,128 100.0%

Pro Forma Ion Financial Forecast

($ in millions, except per share amounts)

	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	CAGR 15 - '18	CAGR 15 - '23
EBITDA	$8,013	$8,931	$9,834	$11,245	$11,797	$12,377	$12,986	$13,625	$14,296	12.0%	7.5%
Capex											
Maintenance Capex	$568	$578	$591	$603	$618	$646	$675	$705	$737	2.0%	3.3%
Growth Capex	4,639	7,136	6,425	3,703	2,435	2,557	2,685	2,819	2,960		
Total	$5,207	$7,714	$7,016	$4,307	$3,054	$3,203	$3,360	$3,524	$3,697	(6.1%)	(4.2%)
Cash Flow for Dividends	$4,879	$5,491	$6,040	$6,880	$7,146	$7,425	$7,726	$8,051	$8,408	12.1%	7.0%
Dividend Coverage	1.13x	1.12x	1.10x	1.14x	1.07x	1.01x	1.00x	1.00x	1.00x		
DCF / Share	$2.26	$2.47	$2.66	$3.03	$3.14	$3.27	$3.40	$3.54	$3.70	10.2%	6.3%
% Growth [1]	*31.5%*	*9.1%*	*7.6%*	*13.9%*	*3.9%*	*3.9%*	*4.1%*	*4.2%*	*4.4%*		
Dividend / Share	$2.00	$2.20	$2.42	$2.66	$2.93	$3.22	$3.40	$3.54	$3.70	10.0%	8.0%
% Growth [1]	*16.3%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*	*10.0%*	*5.5%*	*4.2%*	*4.4%*		
Ion Shares Outstanding [2]	2,158	2,225	2,274	2,274	2,274	2,274	2,274	2,274	2,274	1.8%	0.7%
Debt & Credit Statistics											
Total Debt	$45,156	$50,035	$54,365	$57,350	$59,298	$61,754	$64,439	$67,258	$70,218	8.3%	5.7%
Debt / EBITDA	5.6x	5.6x	5.5x	5.1x	5.0x	5.0x	5.0x	4.9x	4.9x		
Other											
PF Ion Equity Issuance	$0	$2,000	$1,780	$0	$0	$0	$0	$0	$0		
SQ Equity Issuance for All Entities	*$1,764*	*$2,095*	*$2,412*	*$3,491*	*$2,478*	*$2,670*	*$2,878*	*$3,104*	*$3,347*	25.5%	8.3%

Source: "Project Fusion Model v07.16.14" as provided by Management, Barclays Project Fusion presentation, company filings, Wall Street Research.

1) Growth rate shown for 2015E based on 2014E status quo Ion metrics.
2) Shares outstanding include dilution from warrants based on the treasury stock method. Warrant exercise price of $40 with implied share price calculated based on a 4.5% yield. Conversion of warrants only through 2017E.

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PF Ion Selected Company Summary

A	B	C	D	E	F	G	H	I	J	K	L
	Total Equity Market Value[(1)]	Enterprise Value	Dividend / Distribution Yield			Dist. CAGR	Enterprise Value /		EBITDA Growth		Debt/
Selected Companies			LQA	2014E	2015E	Current to 2016E	2014E EBITDA	2015E EBITDA	Current - 2014E	Current - 2015E	2014 EBITDA
Large Cap High Growth / High Dividend Payers											
Median	$135,759	$157,745	3.3%	3.3%	3.6%	6.5%	11.1x	10.8x	6.8%	5.9%	1.7x
Mean	149,968	188,178	3.5%	3.5%	3.8%	7.1%	12.1x	11.7x	5.3%	4.2%	3.0x
Min	52,492	62,023	2.9%	2.9%	3.1%	4.0%	5.1x	4.8x	(16.7%)	(10.4%)	0.4x
Max	262,201	478,518	4.6%	4.8%	5.2%	14.8%	21.0x	19.5x	24.3%	12.1%	11.7x
Diversified Gas											
Median	$32,702	$53,694	3.0%	3.3%	3.5%	8.9%	13.7x	13.1x	6.7%	7.9%	4.8x
Mean	31,458	50,867	3.1%	3.2%	3.5%	9.8%	14.1x	12.6x	11.0%	10.2%	4.8x
Min	10,779	18,226	2.5%	2.5%	2.7%	5.2%	9.7x	9.5x	2.4%	2.0%	3.8x
Max	43,892	77,733	3.8%	3.8%	4.2%	19.9%	19.2x	15.0x	27.4%	22.4%	5.8x
Diversified Midstream MLPs											
Median	$32,918	$46,809	6.1%	6.3%	6.6%	5.7%	15.5x	13.6x	14.5%	13.3%	3.7x
Mean	40,202	52,881	5.6%	5.7%	6.0%	6.4%	15.6x	13.9x	22.4%	17.4%	3.7x
Min	15,164	22,492	3.6%	3.7%	3.9%	3.7%	12.4x	11.7x	5.4%	7.2%	3.5x
Max	73,953	93,220	6.9%	7.0%	7.4%	9.6%	18.1x	16.3x	47.9%	27.6%	4.0x
General Partners: Pass-Throughs and C-Corps											
Median	$12,753	$12,742	2.9%	2.9%	3.9%	17.3%	28.1x	23.5x	20.7%	18.8%	0.6x
Mean	16,468	18,080	3.2%	3.2%	3.8%	17.8%	30.3x	25.0x	20.3%	19.0%	1.1x
Min	1,838	1,863	1.9%	1.9%	2.3%	5.4%	16.8x	15.8x	6.1%	8.3%	0.0x
Max	43,444	48,969	5.1%	5.1%	5.5%	32.6%	51.0x	39.9x	40.5%	31.5%	3.5x
Large Cap Utilities											
Median	$34,063	$55,296	4.1%	4.1%	4.2%	2.8%	9.7x	9.3x	4.5%	4.3%	4.0x
Mean	34,715	58,804	4.1%	4.1%	4.2%	3.0%	9.6x	9.1x	5.6%	5.0%	4.1x
Min	21,339	42,480	3.4%	3.4%	3.6%	0.0%	7.9x	7.2x	2.4%	3.1%	3.3x
Max	52,022	92,193	4.7%	4.7%	4.8%	6.1%	12.1x	11.2x	10.4%	8.0%	5.4x

Source: Company filings. FactSet as of 7/25/14.

(1) Large Cap High Growth / High Dividend Payers include companies who meet the following criteria: in the S&P 500, Market Value > $40 billion, LQA dividend > ~3%, and 2014-2016 dividend growth > ~5%. These companies include: GE, CVX, PG, PFE, PM, CSCO, MCD, MO, SPG and LMT. Diversified Gas include: CNP, ENB-CA, SE, SRE, TRP and WMB. Diversified Midstream MLPs include: EEP, ETP, EPD, OKS, PAA, SEP and WPZ. General Partners include: AHGP, CEQP, ENLC, ETE, KMI, NSH, OKE, PAGP, TRGP, WGP and WMB. Large Cap Utilities include: AEP, D, DUK, EXC, PPL and SO.

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PF Ion Unlevered Discounted Cash Flow Analysis Per Electron Unit 1/1/2015 valuation date 8-year unlevered analysis Valuation adjusted for transaction consideration per Electron unit Exchange ratio of 0.9210x applied to estimated Ion price per share Cash consideration of $4.60 per unit Includes the present value of: Estimated cash flows through 2022E (total of 8 years) Terminal value based on a 10.5x – 15.0x 2023E EBITDA 8% - 10% cost of capital Tax rate of 36.5% Mid-year convention for discounting Assumptions Valuation Sensitivities 22 __________________________________ Source: “Project Fusion Model v07.16.14” as provided by Management. Electron Unitholder Implied Consideration (Pre-Tax) Terminal Forward EBITDA Multiple 10.5x 12.0x 13.5x 15.0x 8% $32.52 $37.53 $42.55 $47.56 9% $29.54 $34.20 $38.86 $43.52 10% $26.80 $31.13 $35.46 $39.78 WACC

PF Ion Present Value of Future Share Price Per Electron Unit 1/1/2015 valuation date 8-year discounted dividend per share analysis Valuation adjusted for transaction consideration per Electron unit Exchange ratio of 0.9210x applied to estimated Ion price per share Cash consideration of $4.60 per unit Includes the present value of: Dividends to shareholders through 2022E (total of 8 years) Terminal share value based on a 3% - 7% terminal yield on 2022E dividends Cost of equity: 13% - 15% Mid-year convention for discounting Assumptions Valuation Sensitivities 23 Electron Unitholder Implied Consideration (Pre-Tax) Terminal Yield 3% 4% 5% 6% 7% 13% $57.93 $47.71 $41.58 $37.49 $34.57 14% $54.74 $45.21 $39.50 $35.69 $32.97 15% $51.78 $42.90 $37.57 $34.02 $31.48 Cost of Equity

PF Ion Analysis at Various Prices 24 ($ in millions, except per unit data) __________________________________ Source: Management model.

Unit count estimated as of 12/31/2014 per Management model.

Debt as of 12/31/2014 per Management model.

Based on 7/25/14 unit/share price for Electron, Neutron and Proton. Assumes $4.60 of cash consideration per Electron unit.

Implied consideration = XR * Estimated Ion share price + Cash consideration.

Implied premium = Implied consideration / Current Electron price - 1. PF Ion Illustrative Ion Share Price Metric Current Estimated Share Price $31.90 $33.90 $35.90 $37.90 $39.90 $41.90 $43.90 $45.90 Implied Total Equity Value (1) $67,881 $72,137 $76,393 $80,648 $84,904 $89,160 $93,416 $97,672 Implied Enterprise Value (2) $108,697 $112,953 $117,209 $121,465 $125,721 $129,976 $134,232 $138,488 EV / EBITDA 2015E $8,013 13.6x 14.1x 14.6x 15.2x 15.7x 16.2x 16.8x 17.3x 2016E 8,931 12.2x 12.6x 13.1x 13.6x 14.1x 14.6x 15.0x 15.5x 2017E 9,834 11.1x 11.5x 11.9x 12.4x 12.8x 13.2x 13.7x 14.1x Price / Cash Flow Available for Dividends per Share 2015E $2.26 14.1x 15.0x 15.9x 16.8x 17.6x 18.5x 19.4x 20.3x 2016E 2.47 12.9x 13.7x 14.5x 15.4x 16.2x 17.0x 17.8x 18.6x 2017E 2.66 12.0x 12.8x 13.5x 14.3x 15.0x 15.8x 16.5x 17.3x Dividends per Share / Price Current - LQA $1.72 5.4% 5.1% 4.8% 4.5% 4.3% 4.1% 3.9% 3.7% 2014E 2.00 6.3% 5.9% 5.6% 5.3% 5.0% 4.8% 4.6% 4.4% 2015E 2.20 6.9% 6.5% 6.1% 5.8% 5.5% 5.3% 5.0% 4.8% 2016E 2.42 7.6% 7.1% 6.7% 6.4% 6.1% 5.8% 5.5% 5.3% Implied Consideration per Electron Unit (3)(4) 10% Transaction Premium XR: 0.9210x $33.98 $35.82 $37.66 $39.50 $41.34 $43.18 $45.03 $46.87 15% Transaction Premium XR: 0.9684x $35.49 $37.42 $39.36 $41.30 $43.23 $45.17 $47.11 $49.04 20% Transaction Premium XR: 1.0157x $37.00 $39.03 $41.06 $43.09 $45.12 $47.15 $49.19 $51.22 Implied Premium (3)(5) 0.921x Exchange Ratio (5.4%) (0.3%) 4.9% 10.0% 15.1% 20.3% 25.4% 30.5% 0.9684x Exchange Ratio (1.2%) 4.2% 9.6% 15.0% 20.4% 25.8% 31.2% 36.6% 1.0157x Exchange Ratio 3.0% 8.7% 14.3% 20.0% 25.7% 31.3% 37.0% 42.6%

Contribution Analysis 25 ___________________________________ Source: Management model. Contribution analysis based on DCF attributable to Electron unaffiliated LP units , Proton unaffiliated LP units and pre-tax status quo Ion operating cash flow less maintenance capex, which includes cash flows to Ion from its interest in LP units, GP & IDRS of both Electron and Proton. Unaffiliated LP units increase each year as a result of unit issuances. Pro forma ownership adjusted for 100% stock consideration by assuming cash consideration of $4.60 per unit is used to purchase pro forma Ion shares at transaction share price of $37.90 as of 7/25/14. Contribution Analysis – Pre-Tax Distributable Cash Flow to Unaffiliated LPs(1) Pro Forma Ownership per Premium Paid(2) 5.9% 6.0% 6.0% 6.0% 6.0% 6.1% 6.6% 6.3% 6.9% 7.0% 7.2% 45.5% 45.7% 45.9% 46.2% 46.5% 46.7% 46.6% 46.9% 46.6% 45.9% 45.4% 48.6% 48.3% 48.1% 47.8% 47.5% 47.2% 46.8% 46.8% 46.6% 47.1% 47.4% 2023E 2022E 2021E 2020E 2019E 2018E 2017E 2016E 2015E 2014E 2013E Electron (Unaffiliated LP) Proton (Unaffiliated LP) SQ Ion 6.8% 6.9% 6.9% 7.0% 7.1% 10.0% 12.5% 15.0% 17.5% 20.0% Premium Paid

III. Pro Forma Impact 26

Pro Forma Electron Impact Pre-Tax Distributable & Distributed Accretion / (Dilution) 27 ___________________________________ Source: Management model. Note: Analysis based on status quo Electron and exchange ratio adjusted pro forma Ion metrics. Exchange ratio based on transaction considerations as of 7/25/14 and adjusted for shares repurchased or sold based on cash surplus / (deficit) resulting from cash consideration and unitholder taxes. Ion shares purchased / sold at transaction price of $37.90 as of 7/25/14. Operating cash flow less maintenance capex. 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Transaction Exchange Ratio 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x Cash Consideration Received $4.60 Estimated Unitholder Taxes $0.00 Remaining Cash $4.60 XR Adjustment for Net Shares Purchased / (Sold) (1) 0.1213x Adjusted Transaction Exchange Ratio 1.0422x Distributable Cash Flow per Share / Unit Electron $2.63 $2.58 $2.78 $2.83 $2.92 $3.01 $3.09 $3.18 $3.28 Pro Forma Ion (2) $2.36 $2.57 $2.77 $3.15 $3.28 $3.40 $3.54 $3.69 $3.85 Accretion / (Dilution) - $ ($0.27) ($0.01) ($0.01) $0.33 $0.35 $0.40 $0.45 $0.51 $0.58 Accretion / (Dilution) - % (10%) (0%) (1%) 12% 12% 13% 14% 16% 18% Pre-Tax Dividend / Distribution per Share / Unit Electron $2.60 $2.60 $2.73 $2.78 $2.87 $2.96 $3.05 $3.14 $3.23 Pro Forma Ion $2.08 $2.29 $2.52 $2.77 $3.05 $3.36 $3.54 $3.69 $3.85 Accretion / (Dilution) - $ ($0.52) ($0.31) ($0.21) ($0.01) $0.18 $0.40 $0.49 $0.55 $0.62 Accretion / (Dilution) - % (20%) (12%) (8%) (0%) 6% 13% 16% 18% 19%

Pro Forma Electron Impact Distributable & Distributed Accretion / (Dilution) with Estimated Avg. Unitholder Transaction Taxes 28 ___________________________________ Source: Management model. Note: Analysis based on status quo Electron and exchange ratio adjusted pro forma Ion metrics. Exchange ratio based on transaction considerations as of 7/25/14 and adjusted for shares repurchased or sold based on cash surplus / (deficit) resulting from cash consideration and unitholder taxes. Ion shares purchased / sold at transaction price of $37.90 as of 7/25/14. Operating cash flow less maintenance capex. 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E Transaction Exchange Ratio 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x 0.9210x Cash Consideration Received $4.60 Estimated Unitholder Taxes ($3.79) Remaining Cash $0.81 XR Adjustment for Net Shares Purchased / (Sold) (1) 0.0213x Adjusted Transaction Exchange Ratio 0.9422x Distributable Cash Flow per Share / Unit Electron $2.63 $2.58 $2.78 $2.83 $2.92 $3.01 $3.09 $3.18 $3.28 Pro Forma Ion (2) $2.13 $2.33 $2.50 $2.85 $2.96 $3.08 $3.20 $3.34 $3.48 Accretion / (Dilution) - $ ($0.50) ($0.26) ($0.28) $0.02 $0.04 $0.07 $0.11 $0.15 $0.21 Accretion / (Dilution) - % (19%) (10%) (10%) 1% 1% 2% 3% 5% 6% Pre-Tax Dividend / Distribution per Share / Unit Electron $2.60 $2.60 $2.73 $2.78 $2.87 $2.96 $3.05 $3.14 $3.23 Pro Forma Ion $1.88 $2.07 $2.28 $2.51 $2.76 $3.03 $3.20 $3.34 $3.48 Accretion / (Dilution) - $ ($0.72) ($0.53) ($0.45) ($0.27) ($0.12) $0.07 $0.15 $0.20 $0.25 Accretion / (Dilution) - % (28%) (20%) (16%) (10%) (4%) 2% 5% 6% 8%

Pro Forma Electron Impact Sensitivities Pre-Tax Distributable & Distributed Accretion / (Dilution) Distributable Cash Flow per Share / Unit Pre-Tax Dividend / Distributions per Share / Unit 29 ___________________________________ Note: Analysis based on status quo Electron and exchange ratio adjusted pro forma Ion metrics. Exchange ratio based on transaction considerations as of 7/25/14 and adjusted for shares repurchased or sold based on cash surplus / (deficit) resulting from cash consideration and unitholder taxes. Assumes same premium applied to Electron and Proton. (20%) (12%) (8%) (0%) 6% 13% 16% 18% 19% (16%) (8%) (3%) 4% 11% 18% 19% 20% 22% (13%) (4%) 1% 9% 16% 20% 22% 23% 25% 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 10% Premium 15% Premium 20% Premium

Pro Forma Electron Impact Sensitivities Distributable & Distributed Accretion / (Dilution) with Estimated Avg. Unitholder Transaction Taxes Distributable Cash Flow per Share / Unit Pre-Tax Dividend / Distributions per Share / Unit 30 ___________________________________ Note: Analysis based on status quo Electron and exchange ratio adjusted pro forma Ion metrics. Exchange ratio based on transaction considerations as of 7/25/14 and adjusted for shares repurchased or sold based on cash surplus / (deficit) resulting from cash consideration and unitholder taxes. Assumes same premium applied to Electron and Proton. (28%) (20%) (16%) (10%) (4%) 2% 5% 6% 8% (24%) (16%) (12%) (5%) 1% 7% 8% 9% 11% (20%) (12%) (8%) (1%) 6% 10% 11% 12% 14% 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 10% Premium 15% Premium 20% Premium

Appendix 31

___________________________________ Source: FactSet as of 7/25/2014. Electron peer group includes the following: EEP, ETP, KMP, OKS, SEP, TCP, and WPZ. Target prices on Electron’s peer group based off analysts’ guidance provided by FactSet. Median line excludes Electron. Median Target: $35.00 ($/unit) Current Price: $35.91 LP DCF / LP Unit EBITDA ($MM) Electron Wall Street Analyst Targets Price Targets Recommendation Summary 32 Total Recommendations: 9 Electron Peer Group: Target Price Summary(1,2) Median(3): 1.6% Management Estimates $4.08 $4.07 $2.72 $2.75 $2.60 $2.60 $2.62 $2.63 2014E 2015E 11.7% 3.3% (0.9%) Max Average Min (Target Price / Current Price) - 1 $35.00 $40.00 $37.00 $35.00 $32.00 $34.00 $35.00 RBC Capital Markets: 7-21-14 Deutsche Bank Research: 7-19-14 Ladenburg Thalmann & Co: 7-17-14 Restricted: 7-17-14 Jefferies: 7-17-14 Restricted: 7-17-14 Restricted: 7-17-14 $1,294 $1,405 $1,178 $1,261 $1,079 $1,087 $1,198 $1,240 2014E 2015E

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